April 12, 1997



To All ALBANK Employees,

I attach for your information a portion of the ALBANK Financial Corporation proxy statement being mailed to our shareholders in connection with the May 21 annual meeting. As you will see, our competitor, TrustCo
Bank Corp NY, in its capacity as an ALBANK shareholder, has submitted a proposal to be voted on by our shareholders at that meeting. The
TrustCo proposal seeks to have the shareholders recommend that the ALBANK Board of Directors seek a sale or merger of ALBANK. For the reasons set forth in the proxy statement, the ALBANK Board of Directors is unanimously recommending that shareholders vote against this proposal. We have every confidence that our shareholders will reject it.

You will recall that last March, TrustCo made an unsolicited offer to our Board to acquire ALBANK. Our Directors unanimously and unequivocally rejected TrustCo's offer. They determined that such a transaction would not be in the best long-term interest of our shareholders. The
Board declared that it was not the right time to consider a sale of ALBANK in view of the limited passage of time since our initial public offering and the future growth opportunities available to further enhance the value of our shareholders' investments.

Our accomplishments during the past year have clearly justified the Board's decision on TrustCo's acquisition offer. Working together, we have achieved a lot, and I think it is even clearer today that a strong and independent ALBANK is the best vehicle for continued growth in the value of our franchise and our stock.

While any shareholder has the right to bring a proposal to a vote, we believe that applicable SEC rules would have permitted us to exclude the TrustCo proposal from our proxy statement because TrustCo, as a major competitor, does not share the same interests as other ALBANK shareholders. We decided, however, to let our shareholders vote on the proposal and have an opportunity to demonstrate their support of our plans to maximize the value of their investment in ALBANK.
Those plans involve ongoing capital deployment and leveraging, expansion through selected acquisitions, continued growth in, and diversification of, our base of loan and other financial products, and careful attention to opportunities for expense reduction.

I look forward to working with you as we carry out our plans for ALBANK's future.


                                                      Sincerely,

                                                      /s/Herbert G. Chorbajian

                                                      Herbert G. Chorbajian

This letter is being furnished to employees of ALBANK Financial Corporation and its subsidiaries and is not intended as proxy soliciting material. ALBANK Financial Corporation disclaims that this letter constitutes proxy soliciting material and the filing hereof does not constitute an admission that such filing is required.